                                                                    EXHIBIT 99.3

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TECHNICAL OLYMPIC USA, INC. SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS FORM 8-K.

OVERVIEW

Technical Olympic USA, Inc. (the Company) generates its revenues from its homebuilding operations ("Homebuilding") and financial services operations ("Financial Services"). In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has concluded that Homebuilding and Financial Services comprise the Company's operating segments.

Through its Homebuilding operations, the Company designs, builds and sells single-family homes, town homes and patio homes in eleven metropolitan markets located in four major geographic regions: Florida, Texas, the West and the Mid-Atlantic. Through its Financial Services operations, the Company offers a variety of financial services products, including mortgage banking and title insurance agency and closing services.

On June 25, 2002, Engle Holdings Corp. (Engle) merged with and into Newmark Homes Corp. (Newmark). The combined company was renamed Technical Olympic USA, Inc. Each issued and outstanding share of Engle common stock was exchanged for 1,724.08294 shares of Newmark common stock (the Merger). At the date of the Merger, there were 9,500 shares of Engle common stock issued and outstanding, all of which were held by Technical Olympic, Inc. (TOI). As a result of the Merger, 16,378,787 of additional shares were issued to TOI. In addition, the Company assumed approximately $75,000 of debt incurred by TOI. As both Engle and Newmark were under the control of TOI, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", the Merger was accounted for in a manner similar to a pooling of interests, whereby the Company recognized the acquired assets and liabilities of Engle at their historical carrying amounts. As both entities came under common control of TOI on November 22, 2000, the financial statements and other operating data of the Company have been restated to include the operations of Engle from November 22, 2000. The assumption of the $75,000 of debt incurred by TOI was accounted for as a distribution as of June 25, 2002. See Note 1 to the consolidated financial statements included elsewhere in this Form 8-K.

On April 15, 2002, Newmark sold all the stock of Westbrooke Acquisition Corp., its Florida operations, to Standard Pacific Corp. for consideration consisting of $41,000 in cash and the repayment by Standard Pacific of $54,400 of Westbrooke's debt, including $14,200 of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. In connection with the Merger, Newmark sold Westbrooke to eliminate operating redundancies in its South Florida markets and to strengthen its financial position. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the results of Westbrooke's operations have been classified as discontinued operations, and prior periods have been restated. See Note 12 to the consolidated financial statements included elsewhere in this Form 8-K.

RESULTS OF OPERATIONS

                    SELECTED FINANCIAL AND OTHER INFORMATION

The following table includes selected statement of income and other data:


                                                                           2001                 2000                1999
                                                                       -----------          -----------         -----------
HOMEBUILDING
Revenues:
    Home sales                                                         $ 1,374,551          $   540,323         $   413,780
    Land/lot sales                                                          18,361                6,343               6,968
                                                                       -----------          -----------         -----------
                                                                         1,392,912              546,666             420,748

Cost of Sales:
    Home sales                                                           1,091,626              434,736             339,205
    Land/lot sales                                                          16,660                6,203               6,387
                                                                       -----------          -----------         -----------
                                                                         1,108,286              440,939             345,592
                                                                       -----------          -----------         -----------
Gross profit                                                               284,626              105,727              75,156

Selling, general & administrative expenses                                 152,063               63,832              47,503
Merger and related expenses                                                  2,643                   --                  --
Depreciation and amortization                                                8,849                3,112               2,239
Other (income) expense                                                      (3,941)               2,264                 867
                                                                       -----------          -----------         -----------
Homebuilding pretax income                                                 125,012               36,519              24,547

FINANCIAL SERVICES
Revenues                                                                    32,659                2,562                  --
Expenses                                                                    17,688                1,635                  --
                                                                       -----------          -----------         -----------
Financial Services pretax income                                            14,971                  927                  --
                                                                       -----------          -----------         -----------
Income from continuing operations before income taxes                      139,983               37,446              24,547
Income tax expense                                                          52,218               13,672               8,721
                                                                       -----------          -----------         -----------
Income from continuing operations                                      $    87,765          $    23,774         $    15,826
                                                                       ===========          ===========         ===========

Gross margin on home sales                                                    20.6%                19.5%               18.0%
Ratio of SG&A expenses to revenues from home sales                            11.1%                11.8%               11.5%
Ratio of Homebuilding pretax income to revenues from home sales                9.1%                 6.8%                5.9%
Total active communities at year end                                           146                  161                  48
Homes closed                                                                 5,304                1,994               1,620
Average sales price per home closed                                    $       259          $       271         $       255
Backlog at end of period in sales value                                $   573,405          $   629,348         $   137,582
Backlog at end of period in number of homes                                  2,149                2,486                 540



                      SELECTED HOMEBUILDING OPERATING DATA

The following table sets forth home sales and backlog data by region:



                                                              YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                        2001              2000              1999
                                                    ----------        ----------        ----------
Revenues from home sales:
Texas                                               $  433,389        $  393,873        $  332,584
Florida                                                437,784            38,216                --
Mid-Atlantic                                           213,571            83,671            81,196
West                                                   289,807            24,563                --
                                                    ----------        ----------        ----------
Total                                               $1,374,551        $  540,323        $  413,780

Homes closed:
Texas                                                    1,623             1,441             1,313
Florida                                                  1,931               178                --
Mid-Atlantic                                               693               280               307
West                                                     1,057                95                --
                                                    ----------        ----------        ----------
Total                                                    5,304             1,994             1,620

Average sales price per home closed:
Texas                                               $      267        $      273        $      253
Florida                                             $      227        $      215        $       --
Mid-Atlantic                                        $      308        $      299        $      264
West                                                $      274        $      259        $       --
Total                                               $      259        $      271        $      255

New sales contracts, net of cancellations:
Texas                                                    1,511             1,362             1,346
Florida                                                  1,987               154                --
Mid-Atlantic                                               524               205               223
West                                                       945                98                --
                                                    ----------        ----------        ----------
Total                                                    4,967             1,819             1,569

Backlog at end of period in sales value:
Texas                                               $  105,283        $  135,517        $  116,043
Florida                                                326,026           286,100                --
Mid-Atlantic                                            59,991            95,831            21,539
West                                                    82,105           111,900                --
                                                    ----------        ----------        ----------
Total                                               $  573,405        $  629,348        $  137,582

Backlog at end of period in number of homes:
Texas                                                      402               514               449
Florida                                                  1,273             1,217                --
Mid-Atlantic                                               169               338                91
West                                                       305               417                --
                                                    ----------        ----------        ----------
Total                                                    2,149             2,486               540



FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

Income from continuing operations increased to $87,765 (or $3.15 per share) during Fiscal Year 2001 from $23,774 (or $1.79 per share) during Fiscal Year 2000. The increase is primarily a result of the inclusion of a full year of Engle's results of operations during Fiscal Year 2001 as compared to approximately 40 days during Fiscal Year 2000. As a result of the Merger which is being accounted for as a reorganization of entities under common control, Engle's results of operations are included from November 22, 2000, the earliest date that both Newmark and Engle were under common control.

The Company's provision for income taxes increased to 37.3% during Fiscal Year 2001 from 36.5% during Fiscal Year 2000. This increase in the Company's effective rate is primarily a result of an increase in state taxes, due to a higher proportion of the Company's pretax income being generated from states which are subject to state income tax.

HOMEBUILDING

As a result of the Merger, Homebuilding revenues increased to $1,392,912 during Fiscal Year 2001 from $546,666 during Fiscal Year 2000. For Fiscal Year 2001 the Company had 5,304 closings which generated revenues from home sales of $1,374,551, as compared to 1,994 closings, which generated revenues from home sales of $540,323 for Fiscal Year 2000. The average sales price per closed home for Fiscal Year 2001 decreased to $259 from $271 during Fiscal Year 2000. The decrease is primarily attributable to the change in the mix of closings between the Company's regions. During Fiscal Year 2000, 72.2% of the Company's closings occurred in Texas, which realized an average sales price per closed home of $273, while only 8.9% of the closings occurred in Florida, which realized an average sales price per closed home of $215. During Fiscal Year 2001, closings in Texas, which had an average sales price per closed home of $267, decreased to 30.6%, while closings in Florida, which had an average sales price per closed home of $227, increased to 36.4%. This was partially offset by the increase in the Company's closings occurring in the West region. During Fiscal Year 2000, the Company generated 4.8% of its closings in the West, which realized an average sales price per closed home of $259. During Fiscal Year 2001, closings in the West increased to 19.9%, with an average selling price per closed home of $274.

As a result of the Merger, Homebuilding cost of sales increased to $1,108,286 during Fiscal Year 2001 from $440,939 during Fiscal Year 2000. For Fiscal Year 2001 the cost of home sales was $1,091,626, or 79.4% of revenues from home sales as compared to $434,736 or 80.5% of revenues from home sales for Fiscal Year 2000. The improvement in the percentage of cost of home sales to revenues from homes sales is primarily due to the shift in the product mix of homes closed to higher margin homes.

Selling, general & administrative ("SG&A") expenses increased to $152,063 for Fiscal Year 2001 from $63,832 for Fiscal Year 2000, primarily as a result of the Merger. As a percentage of revenues from home sales, SG&A remained relatively consistent, decreasing to 11.1% for Fiscal Year 2001 from 11.8% for Fiscal Year 2000.

During Fiscal Year 2001, the Company incurred $2,600 in merger and related expenses. These expenses relate primarily to legal, consulting and related costs incurred in connection with the Merger.

During Fiscal Year 2001 depreciation and amortization expense was $8,849 as compared to $3,112 for Fiscal Year 2000. Of these amounts, amortization of goodwill was $2,398 and $1,633 for Fiscal Years 2001 and 2000, respectively. As a result of the adoption of SFAS 142 effective January 1, 2002, the Company will cease amortization of goodwill. The elimination of this amortization expense would have resulted in an increase in net income per common share for Fiscal Year 2001 and Fiscal Year 2000 of $0.05 and $0.08, respectively.

FINANCIAL SERVICES

Our Financial Services business generally provides mortgage financing, title insurance and closing services for both our homebuyers and others. During Fiscal Year 2001, Financial Services generated pretax income of $14,971 as compared to $927 for Fiscal Year 2000. The increase is primarily attributable to the Merger since the Company did not have a Financial Services segment prior to the Merger.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

Income from continuing operations increased to $23,774 (or $1.79 per share) during Fiscal Year 2000 from $15,826 (or $1.38 per share) during Fiscal Year 1999. The increase is primarily a result of the inclusion of approximately 40 days of Engle's results of operations during Fiscal Year 2000 as a result of the Merger.

The Company's provision for income taxes increased to 36.5% during Fiscal Year 2000 from 35.5% during Fiscal Year 1999. This increase in the Company's effective rate is primarily a result of an increase in state taxes, due to a higher proportion of the Company's pretax income being generated from states which are subject to state income tax.

HOMEBUILDING

Homebuilding revenues increased to $546,666, or 29.9% during Fiscal Year 2000 from $420,748 during Fiscal Year 1999. This increase is primarily related to the Merger. For Fiscal Year 2000, the Company had 1,994 closings, which generated revenues from home sales of $540,323, as compared to 1,620 closings for Fiscal Year 1999, which generated revenues from home sales of $413,780. The average sales price per closed home for Fiscal Year 2000 increased to $271 from $255 during Fiscal Year 1999. The increase is primarily attributable to market conditions and the mix of homes sold.

Homebuilding cost of sales increased to $440,939 during Fiscal Year 2000 from $345,592 during Fiscal Year 1999. For Fiscal Year 2000, the cost of home sales was $434,736, or 80.5% of revenues from home sales as compared to $339,205, or 82.0% of revenues from home sales for Fiscal Year 1999. The improvement in the percentage of cost of home sales to revenues from homes sales is primarily due to the shift in the product mix of homes closed to higher margin homes.

Selling, general & administrative ("SG&A") expenses increased to $63,832 for Fiscal Year 2000 from $47,503 for Fiscal Year 1999, primarily as a result of the Merger. As a percentage of revenues from home sales, SG&A remained relatively consistent, increasing to 11.8% for Fiscal Year 2000 from 11.5% for Fiscal Year 1999.

During Fiscal Year 2000, depreciation and amortization expense was $3,112 as compared to $2,239 for Fiscal Year 1999. Of these amounts, amortization of goodwill was $1,633 and $1,070 for Fiscal Years 2000 and 1999, respectively. As a result of the adoption of SFAS 142 effective January 1, 2002, the Company will cease amortization of goodwill. The elimination of this amortization expense would have resulted in an increase in net income per common share for Fiscal Year 2000 and Fiscal Year 1999 of $0.08 and $0.06, respectively.

FINANCIAL SERVICES

Prior to the Merger, the Company did not have a Financial Services segment. As the results of Engle's operations, including its Financial Services segment, were only included in the Company's consolidated results of operations for approximately 40 days, the impact of the Financial Services segment was not significant.

DISCONTINUED OPERATIONS

During March 2002, management of the Company committed to a plan to dispose of Wesbrooke Acquisition Corp. to eliminate operating redundancies in its South Florida markets and to strengthen its financial position. Pursuant to this plan of disposition, the Company would sell 100% of the common stock of Westbrooke. On April 8, 2002, the Company signed a definitive agreement for the sale of Westbrooke to Standard Pacific Corp. (Standard Pacific) for approximately $41,000 in cash. This sale was completed on April 15, 2002. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, Standard Pacific satisfied approximately $54,400 of Westbrooke's debt that includes approximately $14,200 of intercompany liabilities owed to the Company. Upon completion of this sale, the Company expects to realize a gain of $4,900. Management has determined that in accordance with SFAS 144, as of March 31, 2002, the criteria to classify the Westbrooke assets as held for sale were met.

Results of Westbrooke's operations have been classified as discontinued operations, and prior periods have been restated. Selected financial data of the Company's discontinued operations are as follows:


                                                                          YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                  2001            2000            1999
                                                                --------        --------        --------
Revenues                                                        $205,661        $178,213        $ 70,966
Income from discontinued operations, net of taxes               $  6,272        $  6,321        $  1,559
Net income per common share from discontinued operations        $   0.22        $   0.48        $   0.13


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

               STATEMENT OF FINANCIAL CONDITION AND CASH FLOW DATA

The following table includes selected statement of financial condition and other information:


                                                        2001               2000               1999
                                                      ---------          ---------          ---------
Cash-unrestricted                                     $  75,136          $  24,251          $   7,586
Inventory                                             $ 645,986          $ 613,095          $ 166,676
Total assets                                          $ 999,170          $ 868,553          $ 328,892
Homebuilding borrowings                               $ 308,697          $ 337,649          $  97,587
Homebuilding debt (2)                                 $ 338,719          $ 337,649          $ 105,876
Stockholders' equity                                  $ 413,370          $ 355,059          $ 109,618
Cash flow from operating activities                   $  24,657          $   2,314          $  (5,716)
Cash flow from investing activities                   $  (6,382)         $  32,130          $      30
Cash flow from financing activities                   $  30,756          $ (18,525)         $  22,103
EBITDA (1)                                            $ 184,160          $  53,551          $  35,142
Ratio of Homebuilding debt to total assets                 33.9%              38.9%              32.2%
Ratio of Homebuilding debt to capital (3)                  45.0%              48.7%              49.1%


----------------
(1) EBITDA represents earnings from continuing operations before interest, taxes, depreciation, and amortization and consists of the sum of income from continuing operations before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because it is used by some investors as a measure of a company's ability to service and incur debt. EBITDA is not required by generally accepted accounting principles, or GAAP, and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity.

(2) Homebuilding debt includes homebuilding borrowings and consolidated land bank obligations.

(3) Capital includes homebuilding debt and stockholders' equity. Capital excludes financial services borrowings.


At December 31, 2001, the Company had unrestricted cash and cash equivalents of $75,136, as compared to $24,251 at December 31, 2000. The increase in unrestricted cash was primarily attributable to income from continuing operations of $87,765 generated from the Company's Homebuilding and Financial Services segments. Cash flows provided by operating activities of $24,657 during Fiscal Year 2001 were reduced by an increase in mortgage loans held for sale of $36,527. The Company sells the mortgage loans that are originated, generally within thirty days of the closing of the loan. The cash related to these loans was primarily received during January 2002 and was used to pay down the mortgage company's warehouse line of credit. Additionally, cash was reduced by increases in inventories of $25,691, which relates primarily to the Company's acquisition of additional lots and land held for development as the Company continues to expand in its existing markets.

Cash used in investing activities was $6,382 during Fiscal Year 2001 as compared to cash provided by investing activities of $32,130 during Fiscal Year 2000. The change relates primarily to Engle cash on hand of $35,456 which was acquired at the time of the Merger. During Fiscal Year 2001, cash used in investing activities relates primarily to net additions to property and equipment of $6,713.

The Company's Homebuilding operations primary uses of cash have been for land acquisitions, construction and development expenditures, and SG&A expenditures. The Company's sources of cash to finance these requirements have been primarily with cash generated from operations and cash borrowed under existing credit facilities. The Company's Financial Services segment relies primarily on internally generated funds, which include the proceeds generated from the sale of mortgages and from the mortgage company's warehouse line of credit, to fund its operations.

At December 31, 2001, the Company had homebuilding borrowings of $308,697 outstanding and an aggregate of $60,900 in letters of credit and performance bonds outstanding. Outstanding borrowings consisted primarily of $202,000 aggregate principal amount of unsecured borrowings from financial institutions ("Unsecured Borrowings"), $86,873 aggregate principal amount of the Company's secured revolving credit facility ("Secured Credit Facilities") and $12,897 of the Engle 9 1/4% Senior Notes due 2008 ("Engle Senior Notes"). The letters of credit and performance bonds are required for certain development activities, such as deposits on land and lot purchase contracts. The Company also has a $40,000 warehouse line of credit to be used to fund the mortgage company's origination of residential mortgage loans. At December 31, 2001, the outstanding balance was $38,689 with an amount available under the warehouse line of credit of $1,311.

The Company's ratio of Homebuilding debt to total assets was 33.9% at December 31, 2001, as compared to 38.9% and 32.2% at December 31, 2000 and 1999, respectively. The Company's ratio of Homebuilding debt to capital was 45.0% at December 31, 2001, as compared to 48.7% and 49.1% at December 31, 2000 and 1999, respectively. The decrease in these ratios at December 31, 2001 relates primarily to the Company's use of funds generated from operating activities to reduce its borrowings.

Maturities on homebuilding borrowings at December 31, 2001 are as follows (in thousands):

2002                                              $ 294,381
2003                                                  1,018
2004                                                     87
2005                                                     94
2006                                                    101
Thereafter                                           13,016
                                                  ---------
                                                  $ 308,697
                                                  =========

On June 25, 2002, concurrent with the closing of the Merger, the Company completed a private placement (the Notes Offering) of $200,000 9% Senior Notes due 2010 and $150,000 10 3/8% Senior Subordinated Notes due 2012 (collectively, the "Notes"). The proceeds, net of transaction costs, of approximately $335,000 and cash on hand were used to repay the Unsecured Borrowings, the Secured Credit Facilities, the Engle Senior Notes, other obligations and approximately $75,000 in mezzanine debt assumed from TOI in the Merger. As a result, upon completion of the Notes Offering and repayment of existing borrowings, the Company's cash on hand decreased by approximately $19,800. The interest rates on the Notes are higher than the collective interest rates obligations which were repaid. As a result of the higher interest rates and the assumption of the TOI debt, the Company anticipates that interest incurred will exceed the amounts which would have been incurred under the existing borrowings. Therefore, the increased interest incurred will have an effect on gross margins in future periods.

Additionally, the Company entered into a revolving credit facility to fund working capital, which provides for loans up to $220,000.

Management believes that as a result of the Merger and the Notes Offering, the Company will have adequate financial resources, including cash from operations and availability under the new credit facility and the warehouse line of credit, to meet the Company's current working capital and land acquisition and development needs based on current market conditions into the foreseeable future. However, there can be no assurance that the amounts available from such sources will be sufficient. If we identify new acquisition opportunities, or if our operations do not generate sufficient cash from operations at levels currently anticipated, we may need to seek additional debt or equity financing to operate and expand our business.

DIVIDENDS

Newmark paid a dividend of $0.54 per share (on a pre-restatement basis) of common stock in Fiscal Year 2001. Newmark did not pay any cash dividends on its common stock in Fiscal Year 2000. Engle made net distributions of $29,516 in Fiscal Year 2001 and $363 in Fiscal Year 2000.

CRITICAL ACCOUNTING POLICIES

In the preparation of its financial statements, the Company applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.

Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, the Company's revenue recognition process does not involve significant judgments or estimates. However, the Company does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. The Company's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and indemnities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.

The Company had goodwill in the amount of $57,726 at December 31, 2001. The Company periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. The Company's estimates of future cash flows are based on reasonable and supportable assumptions and represent the Company's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.

The Company enters into option contracts with third parties to acquire developed lots. From time to time to leverage its ability to acquire and finance the development of these lots, the Company transfers its option right to a special purpose entity owned by third parties, including current and former officers or trusts related to them. These special purpose entities incur debt to finance the acquisition and development of the lots and grant the Company an option to acquire these assets. In consideration for these options, the Company makes a non-refundable deposit, typically less than 20% of the option price. The Company does not have legal title to the special purpose entities or their assets and has not guaranteed their liabilities. However, because the Company has the right to exercise the options, it may be deemed to have certain rights of ownership over these entities' assets. As a result, the Company is required to include the assets of these entities and their corresponding liabilities in the financial statements under the caption "Consolidated Land Bank Obligations." Accordingly, at December 31, 2001, the Company included in its statement of financial condition inventory of $65,718, minority interests of $35,696, representing the equity of investors, and consolidated land bank obligations of $30,022, representing the liabilities of these entities.

During March 2002, the Company's management committed to a plan to dispose of Westbrooke. Pursuant to this plan of disposition, the Company would sell 100% of the common stock of Westbrooke. On April 15, 2002, the Company completed the sale of Westbrooke to Standard Pacific. Accordingly, as of March 31, 2002, management has determined that in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the criteria to classify the Westbrooke assets as held for sale were met. Results of Westbrooke's operations have been classified as discontinued operations and prior periods have been restated.

The Company is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on the Company's financial position or results of operations. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company's assumptions related to these proceedings. The Company accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or the Company's strategies change, it is possible that the Company's best estimate of its probable liability in these matters may change.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the object of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedge risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the adoption of the new standard on January 1, 2001 did not affect the Company's consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 replaces SFAS 125 and is effective for transfers and servicing of financial assets and extinguishments occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ended after December 15, 2000. The adoption of SFAS 140 did not materially affect the Company's results of operations or financial position.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires companies to recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141. The adoption of SFAS No. 141 did not have a material impact on the consolidated financial statements of the Company.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead review goodwill for impairment at least annually. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase, required to be completed by June 30, 2002, screens for impairment. The second phase (if necessary), required to be completed by December 31, 2002, measures the impairment. The impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the book carrying value. In addition, SFAS 142 requires companies to identify reporting units for the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company adopted SFAS 142 as of January 1, 2002 and has accounted for previous business combinations using the purchase method. As of December 31, 2001, the net carrying amount of goodwill is $57,726. The Company completed the first phase impairment analysis during the second quarter of 2002 and found no instances of impairment on its recorded goodwill. Accordingly, the second testing phase, absent future indicators of impairment, is not necessary during 2002.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes the rules on asset impairment under SFAS No. 121, "Accounting for Long Lived Assets and for Long Lived Assets to Be Disposed Of," but retains many of its fundamental provisions.

Additionally this Statement expands the scope of discontinued operations to include more disposal transactions. SFAS 144 provides a single accounting model



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for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the periods in which the losses are incurred, rather than as of the measurement date as previously required. The provisions of this Statement are effective for financial statements issued beginning after December 15, 2001. As a result of the adoption of SFAS 144 on January 1, 2002, the Company has classified the operations of Westbrooke as discontinued in the consolidated financial statements. See Note 12 to the consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 prevents gains or losses on extinguishment of debt not meeting the criteria of APB 30 to be treated as extraordinary. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, SFAS 145 rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 does not have a material impact on previously issued financial statements of the Company. However, the adoption of SFAS 145 could impact the financial statements of subsequent periods, although it is not expected to be material.

SEASONALITY OF OPERATIONS

The homebuilding industry tends to be seasonal, as generally there are more homes sold in the spring and summer months when the weather is milder, although the rate of sales contracts for new homes is highly dependent on the number of active communities and the timing of new community openings. We operate primarily in the southwest and southeast, where weather conditions are more suitable to a year-round construction process than in other parts of the country. Because new home closings trail new home sales by several months, we typically have a greater percentage of home closings in the fall.

INFLATION

The Company and the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. Inflation also increases the Company's financing, labor and material costs, which may reduce gross margins. In addition, higher mortgage rates significantly affect the affordability of permanent mortgage financing to prospective homebuyers. The Company attempts to pass through to its customers any increases in its costs through increased sales prices. To date, inflation has not had a material adverse effect on the Company's results of operations. However, there is no assurance that it will not have a material adverse impact on the Company's future results of operations.


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